Exhibit 99

FOR IMMEDIATE RELEASE

RETRACTABLE TECHNOLOGIES, INC. REPORTS 30.1 PERCENT INCREASE IN SALES IN THE FIRST QUARTER

LITTLE ELM, TX—May 17, 2006—Retractable Technologies, Inc. (AMEX:RVP), a leading maker of safety needle devices, today reported $5.5 million in total sales for the three months ended March 31, 2006, a 30.1 percent increase over the same period last year. This increase, which boosted gross profit for the quarter to $1.9 million from $1.5 million in the year-ago period, resulted from higher sales in the U. S. market.

Domestic sales increased 36.7 percent while international sales dropped 10.9 percent; combined unit sales for the domestic and international markets rose 16.9 percent. International sales declined in the first quarter of 2006 due to lower shipments under the Bush Administration’s global HIV/AIDS initiative compared with the same period last year. The timing of shipments, and therefore the Company’s recognition of revenues, under this program vary from quarter to quarter depending in part on logistical requirements in Africa and the Caribbean.

Largely because of a 25.3 percent increase in operating expenses, including higher sales and marketing and research and development costs in the quarter, the Company posted an operating loss of $1.2 million. The increase in sales and marketing expense resulted primarily from the hiring of additional sales personnel, whereas the increase in R&D costs was due mainly to consulting expenditures and costs associated with the development of the new VanishPoint® safety intravenous (I.V.) catheter. General and administrative costs also rose because of higher compensation, travel and legal expenses.

The Company’s balance sheet remains strong with cash making up $51.6 million, or 70.6 percent, of total assets. Further details are available on the Company’s Form 10-Q/A filed with the Securities and Exchange Commission.

Retractable Technologies, Inc. manufactures and markets VanishPoint® automated retraction safety syringes and blood collection devices, which virtually eliminate health care worker exposure to accidental needlestick injuries. These revolutionary devices use a patented friction ring mechanism that causes the contaminated needle to retract automatically from the patient into the barrel of the device, a feature that is designed to prevent reuse. VanishPoint® safety needle devices are distributed by various specialty and general line distributors. For more information on Retractable, visit our Web site at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect the Company’s current views with respect to future events. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, the Company cannot assure you that such expectations will materialize.

The Company’s actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of dramatic increases in demand; the Company’s ability to quickly increase its capacity in the event of a dramatic increase in demand; the Company’s ability to access the market; the Company’s ability to reduce production costs; the Company’s ability to continue to finance research and development as well as operations and expansion of production; the recently increased interest of larger market players, specifically BD, in providing safety needle devices to their customers; and other risks and uncertainties that are detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

RETRACTABLE TECHNOLOGIES, INC.

CONDENSED BALANCE SHEETS

	March 31, 2006	December 31, 2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$51,561,260	$52,513,935
Accounts receivable, net	2,821,074	3,404,908
Inventories, net	3,453,737	3,297,726
Income taxes receivable	916,502	561,062
Current deferred tax asset	1,135,327	1,245,508
Other current assets	626,903	462,150

Total current assets	60,514,803	61,485,289

Property, plant, and equipment, net	12,171,697	11,925,976
Intangible assets, net	306,512	316,926
Other assets	26,075	27,334

Total assets	$73,019,087	$73,755,525

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,381,387	$2,345,613
Current portion of long-term debt	246,234	295,417
Accrued compensation	530,508	388,726
Marketing fees payable	1,419,760	1,419,760
Accrued royalties to a shareholder	369,228	540,888
Other accrued liabilities	334,729	467,812

Total current liabilities	5,281,846	5,458,216

Long-term debt, net of current maturities	4,300,638	4,350,625
Long-term deferred tax liability	770,717	711,443

Total liabilities	10,353,201	10,520,284

Stockholders’ equity:
Preferred stock $1 par value:
Series I, Class B	171,000	171,000
Series II, Class B	242,700	255,200
Series III, Class B	135,245	135,245
Series IV, Class B	556,000	556,000
Series V, Class B	1,381,221	1,381,221
Common Stock, no par value	—	—
Additional paid-in capital	54,350,136	54,307,053
Retained Earnings	5,829,584	6,429,522

Total stockholders’ equity	62,665,886	63,235,241

Total liabilities and stockholders’ equity	$73,019,087	$73,755,525

RETRACTABLE TECHNOLOGIES, INC.

CONDENSED STATEMENTS OF OPERATIONS - (Unaudited)

	Three months ended March 31, 2006	Three months ended March 31, 2005
Sales, net	$3,881,805	$4,063,874
Reimbursed discounts	1,640,925	180,300

Total sales	5,522,730	4,244,174

Cost of sales
Cost of manufactured product	3,241,962	2,417,016
Royalty expense to a shareholder	369,228	314,619

Total cost of sales	3,611,190	2,731,635

Gross profit	1,911,540	1,512,539

Operating expenses:
Sales and marketing	1,113,006	940,383
Research and development	315,195	119,094
General and administrative	1,723,771	1,455,782

Total operating expenses	3,151,972	2,515,259

Loss from operations	(1,240,432)	(1,002,720)

Interest income	462,197	252,139
Interest expense, net	(110,707)	(62,413)

Net loss before income taxes	(888,942)	(812,994)
Provision (benefit) for income taxes	(289,004)	(290,059)

Net loss	(599,938)	(522,935)
Preferred Stock dividend requirements	(367,078)	(381,345)

Loss applicable to common shareholders	$(967,016)	$(904,280)

Loss per share - basic and diluted	$(0.04)	$(0.04)

Weighted average common shares outstanding	23,521,551	23,203,665

Investor Contact:

Douglas W. Cowan

Vice President and Chief Financial Officer

(888) 806-2626 or (972) 294-1010

rtifinancial@vanishpoint.com

Media Contact:

Phillip L. Zweig

Communications Director

(212) 490-0811 or (214) 912-7415 (cell)

plzweig